CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of JPMorgan Trust II of our reports dated April 28, 2020, relating to the financial statements and financial highlights for the funds constituting JPMorgan Trust II listed in Appendix A (the “Funds”), which appear in the Funds’ Annual Report on Form N-CSR for the year ended February 29, 2020. We also consent to the references to us under the headings “Financial Statements”, “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

June 25, 2020

Appendix A

JPMorgan Liquid Assets Money Market Fund JPMorgan Municipal Money Market Fund JPMorgan U.S. Government Money Market Fund JPMorgan U.S. Treasury Plus Money Market Fund

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